Calculation of Filing Fee Table

Form S-8
(Form Type)

Pacific Biosciences of California, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type		Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	—	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2010 Employee Stock Purchase Plan	457(c) and 457(h)	4,000,000(2)	$ 4.37(3)	$17,480,000	$0.0001476	$2,580.05

Total Offering Amounts								$2,580.05
Total Fee Offsets								$—
Net Fee Due								$2,580.05

(1)Represents shares of common stock, par value $0.0001 per share (“Common Stock”) of Pacific Biosciences of California, Inc. (the “Registrant”) available for issuance pursuant to awards granted pursuant to the Registrant’s 2010 Employee Stock Purchase Plan (the “2010 ESPP”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2010 ESPP by reason of an event such as any stock split, stock dividend, recapitalization or similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)Represents 4,000,000 additional shares of Common Stock available for issuance as a result of the annual evergreen increase pursuant to the 2010 ESPP.
(3)Estimated in accordance with Rules (c) and (h) of Rule 457 under the Securities Act solely for the purposes of calculating the registration fee on the basis of 85% of $5.13 per share, which represents the average of the high and low price per share of the Registrant’s Common Stock on February 22, 2024, as reported on The Nasdaq Global Select Market. Pursuant to the 2010 ESPP, the purchase price of the shares of the Registrant’s Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the Common Stock on the first trading day of the offering period or on the last day of the offering period.

Table 2: Fee Offset Claims and Sources

Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated With Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Off-set Claims
Fee Off-set Sources